Exhibit 99.1


                                CONTACT:  Monnie L. Broome
                                          Vice President, Human Resources



            JPS TEXTILE GROUP NAMES MICHAEL L. FULBRIGHT CHAIRMAN AND
                         CEO AS JERRY E. HUNTER RETIRES



GREENVILLE, S.C. (March 1, 1999) - The Board of Directors of JPS Textile
Group, Inc. (Nasdaq/NM: JPST) today announced that Michael L. Fulbright has been elected Chairman, President and Chief Executive Officer, effective today. Mr. Fulbright replaces Jerry E. Hunter, 63, who retired effective February 27, 1999.

            In making the announcement, JPS Board member Robert J. Capozzi stated, "The Board extends its appreciation to Jerry for the contributions he has made during his 21-year tenure with the Company and wishes him well in his retirement. We are pleased to have Michael taking over the reins of the Company. He is an outstanding individual with demonstrated industry leadership and management experience. As a member of the JPS Board since November 1997, he is very familiar with the operations of the Company, the industry pressures facing our business, and the significant opportunities before us."

            Mr. Fulbright, 49, most recently was chairman, president and chief officer of The Bibb Company until its merger in October 1998 with Dan River. Prior to Bibb, he spent more than 25 years in the consumer products, industrial products and apparel fabric segments of the textile industry, including management positions with West Point Pepperell, Springs Industries and Cone Mills. He is a native of Georgia and a graduate of Georgia Tech and Harvard Business School's Advanced Management Program. Mr. Fulbright and his wife will relocate to the Greenville area.

            "I am very pleased to be joining JPS and look forward to working with the entire JPS team," said Mr. Fulbright. "The textile industry has been under extreme global pressure over the past year and that scenario is likely to continue for some time. That being said, we have significant opportunities in our industrial products segment, which currently represents approximately our revenues. Further,



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we plan to intensify apparel fabric initiatives that are designed to improve quality, reduce cost, rationalize production and deliver industry leading service."

            JPS Textile Group, Inc. is a major U.S. manufacturer of specialty extruded and woven materials for a number of applications, and greige goods (unfinished woven fabrics) and yarn principally used in the manufacture of apparel. JPS specialty industrial products are used in a wide range of applications, including: commercial and institutional roofing; reservoir and landfill liners and covers; printed circuit boards; advanced composite materials; tarpaulins; awnings; athletic tapes; wallboard tapes and tile backings; security glazing; athletic shoes; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates through its JPS Elastomerics and JPS Converter and Industrial subsidiaries and has 10 manufacturing plants in five states.






      The press release contains statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that JPS files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.


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